Exhibit 99.1

news release

TENNECO ELECTS ROGER WOOD TO COMPANY’S BOARD OF DIRECTORS

Lake Forest, IL, January 4, 2016 – Tenneco Inc. (NYSE: TEN) announced today that Roger J. Wood has been elected to the company’s board of directors, effective immediately. Wood recently retired from Dana Holding Corporation where he had served as president and chief executive officer since 2011. Dana is a leading global supplier of highly engineered driveline, sealing and thermal management technologies, serving the light vehicle, commercial truck and off-highway equipment markets.

“We are pleased to welcome Roger Wood to Tenneco’s board of directors with his proven leadership in driving growth through innovation and technology leadership,” said Gregg Sherrill, chairman and CEO, Tenneco. “Roger is a highly successful executive and a very strong addition to our board with 30 years of experience in the automotive industry, and I look forward to his contributions.”

Wood joined Dana after a 26-year career with Borg Warner, serving most recently as executive vice president and group president for the engine group. During his career with Borg Warner, he held various leadership roles with global operations responsibilities. He holds a bachelor’s degree in engineering technology from State University College in Buffalo, N.Y. and an MBA from Syracuse University.

Roger Wood also serves on the board of directors of Brunswick Corporation and is a member of the Advisory Board of the University of Michigan Biological Station.

About Tenneco

Tenneco is an $8.4 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 29,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

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Contacts:

Bill Dawson	Linae Golla
Media inquiries	Investor inquires
847 482-5807	847 482-5162
bdawson@tenneco.com	lgolla@tenneco.com